Exhibit 99.2

Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40202 http://www.humana.com

FOR MORE INFORMATION CONTACT: Amy Smith Humana Investor Relations (502) 580-2811 e-mail: Amysmith@humana.com

Alex Kepnes Humana Corporate Communications (502) 580-2990 e-mail: Akepnes@humana.com

Humana Reports First Quarter 2019 Financial Results;

Raises Full Year 2019 Financial Guidance

•	1Q19 earnings per diluted common share (EPS) of $4.16 on a GAAP basis, $4.48 on an Adjusted basis

•	2019 EPS guidance raised to approximately $16.63 to $16.88 on a GAAP basis, $17.25 to $17.50 on an Adjusted basis, meaningfully exceeding long-term growth targets

•	Strong start to 2019 driven by better than expected utilization in the individual Medicare Advantage business

•	Increased full year expected individual Medicare Advantage membership growth to 415,000 to 440,000 members, representing approximately 14 percent growth in 2019

LOUISVILLE, KY (May 1, 2019) – Humana Inc. (NYSE: HUM) today reported consolidated pretax income and diluted earnings per common share (EPS) for the quarter ended March 31, 2019 (1Q19) versus the quarter ended March 31, 2018 (1Q18) as follows:

Consolidated pretax income In millions	1Q19 (a)	1Q18 (b)
Generally Accepted Accounting Principles (GAAP)	$746	$707
Amortization associated with identifiable intangibles	18	30
Put/call valuation adjustments associated with 40% minority interest in Kindred at Home	39	—
Segment earnings associated with the Individual Commercial Segment	—	(53)
Adjusted (non-GAAP)	$803	$684

Diluted earnings per common share (EPS)	1Q19 (a)	1Q18 (b)
GAAP	$4.16	$3.53
Amortization associated with identifiable intangibles	0.10	0.17
Put/call valuation adjustments associated with 40% minority interest in Kindred at Home	0.22	—
Segment earnings associated with the Individual Commercial segment	—	(0.29)
Adjustments to provisional estimates for the income tax effects related to the tax reform law enacted on December 22, 2017 (Tax Reform Law)	—	(0.05)
Adjusted (non-GAAP)	$4.48	$3.36

The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Consequently, management uses these non-GAAP (Adjusted) financial measures as indicators of the company’s business performance, as well as for operational planning and decision making purposes. Non-GAAP (Adjusted) financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this press release are in accordance with GAAP unless otherwise indicated. Please refer to the footnotes for a detailed description of each item adjusted out of GAAP financial measures to arrive at a non-GAAP (Adjusted) financial measure.

“In a year of strong Medicare Advantage membership growth for the industry, driven in no small part by the health insurance industry fee suspension and the resulting increased benefits offered to seniors nationwide, we are pleased to be able to deliver industry leading individual Medicare Advantage membership growth of 415,000 to 440,000 members together with above target earnings growth for 2019.” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. “Each day, more and more seniors are choosing Medicare Advantage, a program that today has over 22 million members, demonstrating the compelling value of a program that delivers affordable, quality care for seniors and improved clinical outcomes as payers and providers work together to understand each member’s whole health and help them navigate the complex healthcare system.”

Summary of 1Q19 Results

GAAP and Adjusted pretax income and EPS results for 1Q19 exceeded management expectations, primarily driven by lower than anticipated utilization in the individual Medicare Advantage business.

The company’s year-over-year consolidated GAAP and Adjusted pretax results in 1Q19 were favorably impacted by the solid performance of the company’s Medicare Advantage business and significant operating cost efficiencies driven by productivity initiatives previously implemented. As expected, the company’s higher-than-anticipated individual Medicare Advantage membership growth during the recently completed Annual Election Period (AEP) had a muted impact on the consolidated earnings in 1Q19. While new Medicare Advantage members increase revenues, on average, they have a breakeven impact on pretax earnings in the first year as they were not previously engaged in clinical programs or appropriately documented under the Centers for Medicare and Medicaid Services (CMS) risk-adjustment model.

The year-over-year changes in GAAP and Adjusted EPS for 1Q19 reflected the same factors impacting GAAP and Adjusted consolidated pretax income comparisons as well as the beneficial impact of the temporary suspension of the health insurance industry fee (HIF) in 2019. In addition, year-over-year comparisons of both GAAP and Adjusted EPS are favorably impacted by a lower number of shares used to compute EPS, primarily reflecting share repurchases.

Please refer to the consolidated and segment highlight sections that follow for additional discussion of the factors impacting the year-over-year results. In addition, below is a summary of key consolidated and segment statistics comparing 1Q19 to 1Q18.

Humana Inc. Summary of Quarter Results (dollars in millions, except per share amounts)	1Q19 (a)	1Q18 (b)
Consolidated results:
Revenues – GAAP	$16,107	$14,279
Revenues – Adjusted	$16,107	$14,284
Pretax income – GAAP	$746	$707
Pretax income – Adjusted	$803	$684
EPS – GAAP	$4.16	$3.53
EPS – Adjusted	$4.48	$3.36
Benefits expense ratio – GAAP	86.2%	84.5%
Benefits expense ratio – Adjusted	86.2%	84.9%
Operating cost ratio – GAAP	10.4%	12.4%
Operating cash flows– GAAP	$896	$3,686
Operating cash flows– Adjusted	$896	$351
Parent company cash and short term investments	$721	$567
Debt-to-total capitalization	36.0%	33.9%
Retail segment results:
Revenues – GAAP	$14,013	$12,107
Benefits expense ratio – GAAP	88.3%	87.4%
Operating cost ratio – GAAP	8.2%	10.1%
Segment earnings – GAAP	$465	$267
Segment earnings – Adjusted	$469	$273
Group and Specialty segment results:
Revenues – GAAP	$1,887	$1,970
Benefits expense ratio – GAAP	76.4%	73.2%
Operating cost ratio – GAAP	21.9%	23.6%
Segment earnings – GAAP	$165	$211
Segment earnings – Adjusted	$166	$212
Healthcare Services segment results:
Revenues – GAAP	$6,098	$5,663
Operating cost ratio – GAAP	96.6%	96.2%
Segment earnings – GAAP	$175	$173
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (c)	$238	$222

2019 Earnings Guidance

Humana has raised its GAAP and Adjusted EPS guidance for the year ended December 31, 2019 (FY19). The company now expects FY19 GAAP EPS guidance to be in a range of approximately $16.63 to $16.88, while Adjusted EPS is expected to be in a range of approximately $17.25 to $17.50. Additional FY19 guidance points are included in the table beginning on page 18 of this earnings release.

A reconciliation of GAAP to Adjusted EPS for the company’s FY19 projections as well as comparable numbers for the year ended December 31, 2018 (FY 2018) is shown below for comparison.

Diluted earnings per common share	FY 2019 Guidance (d)		FY 2018 (e)
GAAP	~$	16.63 to $16.88	$12.16
Amortization of identifiable intangibles		0.40	0.49
Put/call valuation adjustments associated with 40% minority interest in Kindred at Home		0.22	0.18
Loss on sale of KMG America Corporation (KMG), a wholly-owned subsidiary		—	2.41
Segment earnings associated with the Individual Commercial segment		—	(0.41)
Adjustments to provisional estimates for the income tax effects related to the Tax Reform Law		—	(0.28)
Adjusted (non-GAAP) – FY 2019 projected	~$	17.25 to $17.50	$14.55

“Early indicators in 2019 are positive, with utilization trending better than our initial expectations for the Retail segment,” said Brian A. Kane, Chief Financial Officer. “This strong performance has allowed us to raise our full year Adjusted EPS guidance to a range of $17.25 to $17.50, reflecting expected Adjusted EPS growth of 19 to 20 percent, while delivering compelling individual Medicare Advantage membership growth significantly in excess of the industry.”

2020 Rate Notice

On April 1, 2019, CMS published its 2020 Medicare Advantage Capitation Rates and Medicare Advantage and Part D Payment Policies and Final Call Letter (the Final Rate Notice). The company expects the Final Rate Notice to result in a 2.20 percent(f) rate increase for Humana’s individual Medicare Advantage business versus CMS’ estimate for the sector of 2.53 percent, excluding the impact of Employer Group Waiver Plan (EGWP) funding changes, on a comparable basis. The difference between the Humana projection and the CMS projection results from small differences in various components of the rate.

Humana Consolidated Highlights

Consolidated revenues

Consolidated revenues (in millions)	1Q19 (a)	1Q18 (b)
GAAP	$16,107	$14,279
Revenues associated with the Individual Commercial segment	—	5
Adjusted (non-GAAP)	$16,107	$14,284

GAAP consolidated revenues for 1Q19 were $16.11 billion, an increase of $1.83 billion, or 13 percent, from $14.28 billion in 1Q18. Total premiums and services revenues of $16.01 billion in 1Q19 increased $1.87 billion, or 13 percent, from $14.14 billion in 1Q18. The favorable year-over-year comparisons were primarily driven by higher premium revenues from the company’s Medicare Advantage business resulting from membership growth and higher per member premiums. These increases were partially offset by lower Group and Specialty segment revenues as further discussed below.

Consolidated benefits expense

Consolidated benefit ratio (benefits expense as a percent of premiums)	1Q19 (a)	1Q18 (b)
GAAP	86.2%	84.5%
Benefit ratio impact associated with the Individual Commercial segment	—	0.4%
Adjusted (non-GAAP)	86.2%	84.9%

The 1Q19 GAAP consolidated benefit ratio of 86.2 percent increased 170 basis points from the 1Q18 GAAP consolidated benefit ratio of 84.5 percent. The year-over-year comparison of the ratio was unfavorably impacted by the following:

•	the suspension of the HIF in 2019 which was contemplated in the pricing and benefit design of the company’s products; and

•

the unfavorable impact to the benefit ratio associated with higher-than-expected individual Medicare Advantage membership growth for 2019. At the onset, on average, new Medicare Advantage members typically have a higher benefit ratio than existing Medicare Advantages members as they were not previously engaged in clinical programs or appropriately documented under the CMS risk-adjustment model.

The 1Q19 Adjusted consolidated benefit ratio of 86.2 percent increased 130 basis points from the 1Q18 Adjusted consolidated benefit ratio of 84.9 percent primarily due to the same factors impacting the full-year GAAP comparison, while excluding the impact of the Individual Commercial segment.

Consolidated Prior Period Development (in millions) Favorable (unfavorable)	First Quarter
	Individual Commercial	All Other	Total
Prior Period Development from prior years recognized in 1Q19	$—	$267	$267
Prior Period Development from prior years recognized in 1Q18	$44	$223	$267

Favorable prior period medical claims reserve development (Prior Period Development) decreased the GAAP consolidated benefit ratio by 170 basis points in 1Q19 and by 190 basis points in 1Q18.

Consolidated operating expenses

The 1Q19 GAAP consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 10.4 percent decreased 200 basis points from the 1Q18 ratio of 12.4 percent primarily reflecting the temporary suspension of the HIF for 2019. The non-deductible HIF increased the consolidated GAAP operating cost ratio by approximately 190 basis points in 1Q18. The year-over-year comparison was further positively impacted by significant operating cost efficiencies in 1Q19 driven by previously implemented productivity initiatives. These improvements were partially offset by strategic investments in the company’s integrated care delivery model.

Balance sheet

•

At March 31, 2019, the company had cash, cash equivalents, and investment securities of $14.18 billion, up $1.40 billion, or 11 percent, from $12.78 billion at December 31, 2018, primarily reflecting the impact of sequentially higher premiums as result of higher average Medicare Advantage membership in 1Q19 due to a strong recently completed AEP. Additional changes are outlined in the company’s consolidated statement of cash flows on page S-5 of the statistical supplement included in this release.

•

At March 31, 2019, cash and short-term investments held at the parent company of $721 million increased $143 million, or 25 percent, from $578 million at December 31, 2018 primarily resulting from non-regulated subsidiary earnings and other working capital changes, partially offset by capital expenditures, capital contributions to regulated subsidiaries, and cash dividends to shareholders.

•

Days in claims payable (DCP) of 40.2 at March 31, 2019, increased by 1.1 days from 39.1 at December 31, 2018, and increased 1.9 days from 38.3 at March 31, 2018. Changes are outlined in the DCP rollforward on page S-13 of the statistical supplement included in this release.

•

Debt-to-total capitalization at March 31, 2019 of 36.0 percent was down 140 basis points from 37.4 percent at December 31, 2018, primarily resulting from the net impact of the quarter’s earnings. The company’s long-term debt-to-total capitalization target of approximately 35 percent is expected to allow the company to maintain its investment grade credit rating while providing significant financial flexibility. At times, the company’s debt-to-total capitalization will exceed this target due to the timing of share repurchases, acquisitions, and debt issuance.

Operating cash flows

Net cash provided by operating activities (in millions)	1Q19	1Q18
GAAP	$896	$3,686
Timing of premium payment from CMS (g)	—	(3,335)
Adjusted (non-GAAP)	$896	$351

GAAP cash flows provided by operations of $896 million in 1Q19 unfavorably compared to cash flows provided by operations of $3.69 billion in 1Q18. The year-over-year GAAP comparison was negatively impacted by the timing of the monthly premium remittance from CMS in 1Q18. During 1Q18, the company received the April 2018 payment of $3.34 billion early as a result of April 1 falling on a weekend. As a result, 1Q18 included four monthly payments as compared to the scheduled three monthly payments that were received in 1Q19.

The above item was partially offset by the timing of working capital changes and favorable year-over-year earnings in 1Q19 compared to 1Q18.

Adjusted cash flows provided by operations for 1Q19 of $896 million compared favorably to Adjusted cash flows provided by operations of $351 million in 1Q18 primarily due to the timing of working capital items, along with higher year-over-year earnings in 1Q19 compared to 1Q18.

Share repurchases

•

During November 2018, the company entered into an agreement with a third party financial institution to effectuate a $750 million accelerated share repurchase (ASR) program under its current share repurchase authorization. Under the terms of the program, which was completed in 1Q19, the company repurchased a total of approximately 2,541,100 of its outstanding shares at an average price of $295.15. Aside from the completion of the ASR program, the company did not complete any other share repurchase transactions during 1Q19.

•	As of April 30, 2019, approximately $1.03 billion of the current repurchase authorization was remaining.

Cash dividends

•

The company paid cash dividends to its stockholders of $68 million in 1Q19 versus $57 million in 1Q18, primarily reflecting an increase in the per share dividend to $0.55 in 1Q19 from $0.50 per share in 1Q18.

•	In April 2019, the company’s Board of Directors declared a cash dividend of $0.55 per share. This dividend will be payable on July 26, 2019 to stockholders of record on June 28, 2019.

Humana’s Retail Segment

This segment consists of the company’s Medicare benefits, marketed to individuals directly or via group Medicare accounts, as well as its Medicare Supplement and state-based contracts businesses. State-based contracts include those with various states to provide Medicaid, dual eligible, and Long-Term Support Services benefits. In addition, this segment also includes the company’s contract with CMS to administer the Limited Income Newly Eligible Transition prescription drug plan (PDP) program.

Retail segment revenues:

•

The 1Q19 revenues for the Retail segment were $14.01 billion, an increase of $1.91 billion, or 16 percent, from $12.11 billion in 1Q18 primarily reflecting individual and group Medicare Advantage membership growth and higher per member premiums, as well as increased state-based contracts membership as further discussed below.

Retail segment enrollment:

•

Individual Medicare Advantage membership was 3,433,300 as of March 31, 2019, a net increase of 414,800 or 14 percent, from 3,018,500 as of March 31, 2018, and up 369,300, or 12 percent, from 3,064,000 as of December 31, 2018. The increases were primarily due to membership additions associated with the most recent AEP and Open Election Period (OEP) for Medicare beneficiaries. The OEP sales period, which ran from January 1 to March 31, added approximately 28,700 members through March 31, 2019. Another 15,000 members became effective April 1, 2019, for a total OEP impact of 43,700.

The individual Medicare Advantage membership growth as of March 31, 2019 includes the addition of approximately 30,000 Dual Eligible Special Need Plan (D-SNP) members since December 31, 2018 compared to growth of only 1,400 members from December 31, 2017 to March 31, 2018.

•

Group Medicare Advantage membership was 517,900 as of March 31, 2019, a net increase of 25,200, or 5 percent, from 492,700 at March 31, 2018, and up 20,100 or 4 percent, from 497,800 as of December 31, 2018. The increases primarily resulted from net membership additions associated with the most recent AEP for Medicare beneficiaries.

•

Membership in the company’s stand-alone PDP offerings was 4,448,400 as of March 31, 2019, a net decrease of 593,700, or 12 percent, from 5,042,100 as of March 31, 2018, and down 555,900, or 11 percent, from 5,004,300 as of December 31, 2018, reflecting net declines during the most recent AEP for Medicare beneficiaries. These anticipated declines were primarily due to the competitive nature of the industry and the pricing discipline the company has employed, which has resulted in it no longer being the low cost plan in any market for 2019.

•

State-based contracts membership (including dual-eligible demonstration members) was 461,300 as of March 31, 2019, a net increase of 125,300, or 37 percent, from 336,000 at March 31, 2018, and up 120,200, or 35 percent, from 341,100 as of December 31, 2018. The increases primarily resulted from the statewide award of a comprehensive contract under the Managed Medical Assistance (MMA) program in Florida.

Retail segment benefits expense:

•	The 1Q19 benefit ratio for the Retail segment of 88.3 percent increased 90 basis points from 87.4 percent in 1Q18. The year-over-year increase was primarily impacted by the following:

•	the suspension of the HIF in 2019 which was contemplated in the pricing and benefit design of the company’s products; and

•

the unfavorable impact to the benefit ratio associated with higher-than-expected individual Medicare Advantage membership growth for 2019. At the onset, on average, new Medicare Advantage members typically have a higher benefit ratio than existing Medicare Advantage members as they were not previously engaged in clinical programs or appropriately documented under the CMS risk-adjustment model.

The above items were partially offset by the following factors:

•	the impact of engaging our new 2018 Medicare Advantage members in clinical programs and ensuring that they are appropriately documented under the CMS risk-adjustment model,

•	higher favorable Prior Period Development in the segment, and

•	the impact of a less severe flu season in 1Q19.

•

The Retail segment’s favorable Prior Period Development of $283 million in 1Q19 compared to favorable development of $187 million in 1Q18. Prior Period Development decreased the Retail segment benefit ratio by 200 basis points in 1Q19 and 150 basis points in 1Q18.

Retail segment operating costs:

•	The Retail segment’s operating cost ratio of 8.2 percent in 1Q19 decreased 190 basis points from 10.1 percent in 1Q18. The year-over-year comparison was positively impacted by the following:

•	the suspension of the HIF in 2019, which increased the Retail segment’s 1Q18 GAAP operating cost ratio by approximately 190 basis points; and

•	significant operating cost efficiencies in 1Q19 driven by previously implemented productivity initiatives.

These improvements were partially offset by strategic investments in the company’s integrated care delivery model in 1Q19.

Retail segment results:

Retail segment earnings in millions	1Q19 (a)	1Q18 (b)
GAAP	$465	$267
Amortization associated with identifiable intangibles	4	6
Adjusted (non-GAAP)	$469	$273

•

The Retail segment’s GAAP segment earnings of $465 million in 1Q19 increased $198 million, or 74 percent, from GAAP segment earnings of $267 million in 1Q18. The year-over-year favorable comparison was impacted by the segment’s lower operating cost ratio in 1Q19, partially offset by the segment’s higher benefit ratio in 1Q19, as described above. As expected, the company’s higher-than-anticipated individual Medicare Advantage membership growth during the recently completed AEP had a muted impact on the segment’s earnings in 1Q19. While new Medicare Advantage members increase revenues, on average, they have a breakeven impact on pretax earnings in the first year as they were not previously engaged in clinical programs or appropriately documented under the CMS risk-adjustment model, and accordingly, carry a higher benefit ratio.

Humana’s Group and Specialty Segment

This segment consists of the company’s employer group fully-insured commercial medical products and specialty health insurance benefits marketed to individuals and groups, including dental, vision, and other supplemental health. In addition, the segment also includes the company’s administrative services only (ASO) products and its military services businesses.

Group and Specialty segment revenues:

•

The 1Q19 revenues for the Group and Specialty segment were $1.89 billion, down $83 million, or 4 percent, from $1.97 billion in 1Q18. The year-over-year decrease was primarily due to the following factors:

•	a decline in the company’s fully-insured group commercial and specialty membership,

•	the impact of certain contractual incentives and adjustments related to the previous TRICARE contract received in 1Q18, which did not recur in 1Q19, and

•

the reduction in year-over-year premium revenues related to the company’s workplace voluntary benefit (WVB) and Financial Protection Product (FPP) lines of business due to the exit of these businesses in connection with Humana’s divestiture of KMG during the second quarter of 2018.

These decreases were partially offset by higher stop-loss revenues related to the company’s level-funded ASO accounts resulting from membership growth in this product as more fully described below. Additionally, a lower commercial risk adjustment payable estimate in 1Q19 as compared to 1Q18 resulted in higher small group fully-insured commercial revenues year-over-year.

Group and Specialty segment enrollment:

•

Group fully-insured commercial medical membership was 958,200 at March 31, 2019, a decrease of 116,900, or 11 percent, from 1,075,100 at March 31, 2018, and down 46,500, or 5 percent, from 1,004,700 at December 31, 2018. These anticipated declines primarily reflect lower membership in small group accounts due in part to the continuation of small group accounts selecting level-funded ASO products in 2019, as well as the loss of certain large group accounts due to the competitive pricing environment. The portion of group fully-insured commercial medical membership in small group accounts (2-99 sized employer groups) was approximately 61 percent at March 31, 2019 and December 31, 2018 compared to approximately 63 percent at March 31, 2018.

•

Group ASO commercial medical membership was 478,600 at March 31, 2019, an increase of 26,000, or 6 percent, from 452,600 at March 31, 2018, but down 3,300, or 1 percent, from 481,900 at December 31, 2018. The year-over-year increase primarily reflects the continuation of more small group accounts selecting level-funded ASO products in 2019, partially offset by the loss of certain large group accounts due to continued discipline in pricing of services for self-funded accounts amid a highly competitive environment. The sequential change is a result of declining membership from the loss of large group accounts outpacing the growth from the small group level-funded ASO product. Small group membership comprised 34 percent of group ASO medical membership at March 31, 2019 versus 16 percent at March 31, 2018 and 26 percent at December 31, 2018.

•

Military services membership was 5,942,500 at March 31, 2019, an increase of 11,400, or less than 1 percent, from 5,931,100 at March 31, 2018, and up 13,900 or less than 1 percent, versus 5,928,600 at December 31, 2018. Membership includes military service members, retirees, and their families to whom the company is providing healthcare services under the current TRICARE East Region contract. The current contract, which covers 32 states, became effective on January 1, 2018.

•

Membership in specialty products (h) was 5,835,200 at March 31, 2019, a decrease of 903,700, or 13 percent, from 6,738,900, at March 31, 2018, and down 237,100, or 4 percent, from 6,072,300 at December 31, 2018. The decreases primarily resulted from the previously disclosed exit of the company’s WVB and FPP lines of business in connection with the KMG divestiture, which resulted in the loss of approximately 600,000 members, as well as the loss of some group accounts offering stand-alone dental and vision products.

Group and Specialty segment benefits expense:

•

The 1Q19 benefit ratio for the Group and Specialty segment was 76.4 percent, an increase of 320 basis points from 73.2 percent for 1Q18. The year-over-year increase in the segment’s benefit ratio is primarily due to the impact of the following factors:

•	the impact of unfavorable Prior Period Development in 1Q19,

•	the impact of the suspension of the HIF in 2019 which was contemplated in the pricing of the company’s products, and

•	membership mix, including the continued migration of healthier groups to level-funded ASO products in 1Q19.

These increases were partially offset by lower ASO stop-loss claims.

•

The segment’s unfavorable Prior Period Development of $16 million in 1Q19 compared to favorable development of $34 million in 1Q18. The unfavorable Prior Period Development for the Group and Specialty segment increased the 1Q19 segment benefit ratio by 100 basis points while favorable Prior Period Development decreased the 1Q18 ratio by 200 basis points.

Group and Specialty segment operating costs:

•

The Group and Specialty segment’s operating cost ratio was 21.9 percent in 1Q19, a decrease of 170 basis points from 23.6 percent in 1Q18 primarily reflecting the temporary suspension of the HIF in 2019, as well as significant operating cost efficiencies in 1Q19 driven by previously implemented productivity initiatives. The non-deductible HIF increased the Group and Specialty segment’s operating cost ratio by approximately 160 basis points in 1Q18. The year-over-year improvement was further impacted by the exit of the WVB and FPP lines of business in connection with the KMG divestiture during the second quarter of 2018, which carried a higher operating cost ratio.

Group and Specialty segment results:

Group and Specialty segment earnings In millions	1Q19 (a)	1Q18 (b)
GAAP	$165	$211
Amortization associated with identifiable intangibles	1	1
Adjusted (non-GAAP)	$166	$212

•

The Group and Specialty segment’s GAAP segment earnings of $165 million in 1Q19 compared to GAAP segment earnings of $211 million in 1Q18, a decrease of $46 million, or 22 percent. The decrease primarily reflects the same factors resulting in the segment’s higher benefit ratio, along with lower military services business earnings. Earnings related to the military services business were unfavorably impacted by the receipt of certain contractual incentives and adjustments in 1Q18 related to the previous TRICARE contract which did not recur in 1Q19. The declines were partially offset by a lower operating cost ratio in 1Q19 and a favorable year-over-year earnings comparison for the company’s group ASO commercial medical business.

Humana’s Healthcare Services Segment

This segment includes services offered to the company’s health plan members as well as to third parties, including pharmacy solutions, provider services, and clinical programs, such as home health and other services and capabilities to promote wellness and advance population health, including the company’s minority investment in Kindred at Home.

Services offered by this segment are designed to enhance members’ healthcare experience with Humana overall. These services may lead to lower utilization associated with improved member health and/or lower drug costs.

Healthcare Services segment revenues:

•

Revenues of $6.10 billion in 1Q19 for the Healthcare Services segment increased by $435 million, or 8 percent, from $5.66 billion in 1Q18. The year-over-year comparison was favorably impacted by the following:

•	strong Medicare Advantage membership growth; and

•	higher revenues associated with the company’s provider services business reflecting the previously disclosed acquisition of MCCI Holdings, LLC (MCCI) and Family Physicians Group (FPG).

These increases were partially offset by the loss of intersegment revenues associated with the reduction of stand-alone PDP membership as previously discussed.

Healthcare Services segment operating costs:

•

The Healthcare Services segment’s operating cost ratio of 96.6 percent in 1Q19 increased 40 basis points from 96.2 percent in 1Q18 primarily due to investments in the company’s provider services business and a change in the mix of pharmacy spend as specialty drug spending continues to rise as a percentage of total spend.

Healthcare Services segment operating statistics:

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Primary care providers in value-based (shared risk and path to risk) relationships of 57,600 at March 31, 2019 increased 13 percent from 51,000 at March 31, 2018, and increased 8 percent from 53,400 at December 31, 2018. The percentage of the company’s individual Medicare Advantage members in value-based relationships was 65 percent at both March 31, 2019 and March 31, 2018, compared to 67 percent December 31, 2018. The sequential decline was impacted by the strong AEP and OEP results which has resulted in a greater proportion of new individual Medicare Advantage members that are not yet assigned to a primary care provider.

•

Medicare Advantage and dual demonstration program membership enrolled in a Humana chronic care management program (i) was 834,700 at March 31, 2019, up 11 percent from 752,400 at March 31, 2018 and up 17 percent from 716,000 at December 31, 2018. The increases were driven by the company’s improved process for identifying and enrolling members in the appropriate program at the right time, coupled with growth in Special Need Plans (SNP) membership and the insourcing of certain SNP membership to Humana At Home’s care management program.

•

Pharmacy script volume on an adjusted 30-day equivalent basis of 110 million for 1Q19 increased 2 percent compared to 108 million for 1Q18. This increase primarily was driven by higher individual Medicare Advantage membership, partially offset by the decline in stand-alone PDP membership.

Healthcare Services segment results:

Healthcare Services segment results (in millions)	1Q19(a)	1Q18(b)
GAAP segment earnings	$175	$173
Depreciation and amortization expense	42	49
Interest and taxes from Kindred at Home	21	—
Adjusted EBITDA	$238	$222

•	The Healthcare Services segment’s 1Q19 GAAP segment earnings of $175 million were generally in-line with the GAAP segment earnings of $173 million in 1Q18.

•

Adjusted EBITDA in 1Q19 for the Healthcare Services segment of $238 million was up $16 million, or 7 percent, compared to Adjusted EBITDA of $222 million in 1Q18. The increase in 1Q19 Adjusted EBITDA from 1Q18 Adjusted EBITDA primarily resulted from the impact of Kindred at Home.

Conference Call

Humana will host a conference call at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings.

All parties interested in the company’s 1Q19 earnings conference call are invited to dial 888-625-7430. No password is required. The audio-only webcast of the 1Q19 earnings call may also be accessed via Humana’s Investor Relations page at humana.com. The company suggests participants for both the conference call and those listening via the web dial in or sign on at least 15 minutes in advance of the call.

For those unable to participate in the live event, the archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page at humana.com, approximately two hours following the live webcast. Telephone replays will also be available from approximately 2:00 p.m. eastern time on May 1, 2019 until 11:00 p.m. eastern time on June 26, 2019 and can be accessed by dialing 855-859-2056 and providing the conference ID #3292269.

Footnotes

(a)	1Q19 Adjusted results exclude the following:

•

Amortization expense for identifiable intangibles of approximately $18 million pretax, or $0.10 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).

•

Put/call valuation adjustments of approximately $39 million, or $0.22 per diluted common share, associated with Humana’s 40% minority interest in Kindred at Home. GAAP measures affected in this release include consolidated pretax and EPS.

(b)	1Q18 Adjusted results exclude the following:

•

Amortization expense for identifiable intangibles of approximately $30 million pretax, or $0.17 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).

•

Segment earnings of $53 million, or $0.29 per diluted common share, for the company’s Individual Commercial segment given the company’s exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio, and consolidated operating cost ratio.

•	Adjustment of $0.05 per diluted common share related to provisional estimates for the income tax effects related to the Tax Reform Law. The only GAAP measure affected in this release is EPS.

(c)

The Healthcare Services segment Adjusted EBITDA includes GAAP segment earnings with adjustments to add back depreciation and amortization expense, interest expense, and income taxes. The Adjusted EBITDA includes results from the all lines of business within the segment and the impact of Humana’s 40% minority interest in Kindred at Home.

(d)	FY 2019 Adjusted EPS projections exclude the following:

•	Amortization expense for identifiable intangibles of approximately $0.40 per diluted common share.

•

Put/call valuation adjustments of approximately $0.22 per diluted common share, associated with Humana’s 40% minority interest in Kindred at Home. FY 2019 GAAP EPS guidance excludes the impact of future value changes of the Kindred at Home put/call option, which cannot be estimated.

(e)	FY 2018 Adjusted results exclude the following:

•	Amortization expense for identifiable intangibles of approximately $90 million pretax, or $0.49 per diluted common share.

•	Put/call valuation adjustments of approximately $33 million, or $0.18 per diluted common share, associated with Humana’s 40% minority interest in Kindred at Home.

•	Loss of approximately $786 million pretax, or $2.41 per diluted common share, associated with the company’s sale of its wholly-owned subsidiary, KMG.

•	Segment earnings of approximately $74 million, or $0.41 per diluted common share, for the company’s Individual Commercial segment given the company’s exit on January 1, 2018, as previously disclosed.

•	Adjustment of $0.28 per diluted common share related to provisional estimates for the income tax effects related to the Tax Reform Law.

(f)	Excludes estimates of changes in revenues associated with increased accuracy of risk coding.

(g)

Generally, when the first day of a month falls on a weekend or holiday, with the exception of January 1 (New Year’s Day), the company receives its monthly Medicare premium payment from CMS on the last business day of the previous month. On a GAAP basis, this can result in certain quarterly cash flows from operations including more or less than three monthly payments. Consequently, when this occurs, the company reports Adjusted cash flows from operations to reflect three payments in each quarter to match the related expenses.

(h)

The company provides a full range of insured specialty products including dental, vision, and other supplemental health benefits, including group life benefits, marketed to individuals and groups. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products.

(i)

Includes Medicare Advantage (including Special Needs Plans (SNP)) and dual-eligible demonstration program members enrolled in one of Humana’s chronic care programs. These members may be enrolled in Humana At Home Chronic Care Program (HCCP), Humana At Home Remote Monitoring, or an Advance Illness Support program. Members included in these programs may not be unique to each program since members have the ability to enroll in multiple programs. In addition, the members in the HCCP program may receive varying levels of care management based on their health status and needs, ranging from active care management to ongoing monitoring.

Cautionary Statement

This news release includes forward-looking statements regarding Humana within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

•

If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. The company continually reviews estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and makes necessary adjustments to its reserves, including premium deficiency reserves, where appropriate. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends, so any reserves the company may establish, including premium deficiency reserves, may be insufficient.

•

If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives and state-based contract strategy, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products. In addition, there can be no assurances that the company will be successful in maintaining or improving its Star ratings in future years.

•

If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, the company’s business may be materially adversely affected.

•

Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes and qui tam litigation brought by individuals on behalf of the government), governmental and internal investigations, and routine internal review of business processes any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.

•

As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government determined payment rates, potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business, or other changes in the governmental programs in which Humana participates. Changes to the risk-adjustment model utilized by CMS to adjust premiums paid to Medicare Advantage, or MA, plans according to the health status of covered members, including proposed changes to the methodology used by CMS for risk adjustment data validation audits that fail to address adequately the statutory requirement of actuarial equivalence, if implemented, could have a material adverse effect on our operating results, financial position and cash flows.

•

The Healthcare Reform Law, including The Patient Protection and Affordable Care Act and The Healthcare and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments; the company’s financial position, including the company’s ability to maintain the value of its goodwill; and the company’s cash flows. Additionally, potential legislative or judicial changes, including activities to invalidate, repeal or replace, in whole or in part, the Health Care Reform Law, creates uncertainty for Humana’s business, and when, or in what form, such legislative or judicial changes may occur cannot be predicted with certainty.

•

Humana’s business activities are subject to substantial government regulation. New laws or regulations, or changes in existing laws or regulations or their manner of application could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and cash flows.

•

Humana’s failure to manage acquisitions, divestitures and other significant transactions successfully may have a material adverse effect on the company’s results of operations, financial position, and cash flows.

•	If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.

•	Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.

•	Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.

•	If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.

•	Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.

•	Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.

•	The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•	Form 10-K for the year ended December 31, 2018; and

•	Form 8-Ks filed during 2019.

About Humana

Humana Inc. (NYSE: HUM) is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.

To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.

More information regarding Humana is available to investors via the Investor Relations page of the company’s website at humana.com, including copies of:

•	Annual reports to stockholders

•	Securities and Exchange Commission filings

•	Most recent investor conference presentations

•	Quarterly earnings news releases and conference calls

•	Calendar of events

•	Corporate Governance information

In accordance with GAAP unless otherwise noted	Humana Inc. Full-Year 2019 Projections As of May 1, 2019		Comments
Diluted earnings per common share (EPS)	GAAP	$16.63 to $16.88 (was $16.60 to $17.10)	• GAAP EPS guidance excludes the impact of future fair value changes of the Kindred at Home put/call option, which cannot be estimated • See footnote (d) for detail of non-GAAP adjustments

	Adjustments	~$0.62 (was ~$0.40)

	Non-GAAP	$17.25 to $17.50 (was $17.00 to $17.50)
Total revenues	Consolidated	$63.3 billion to $63.9 billion (was $63.1 billion to $63.7 billion)	• Consolidated and segment-level revenue projections include expected investment income • Segment-level revenues include amounts that eliminate in consolidation

	Retail segment	$55.1 billion to $55.7 billion (was $54.9 billion to $55.5 billion)

	Group and Specialty segment	$7.1 billion to $7.6 billion (no change)

	Healthcare Services segment	$25.1 billion to $25.6 billion (was $25.95 billion to $26.25 billion)

Change in year-end medical membership from prior year end

•  Individual Medicare Advantage: Up 415,000 to 440,000 (was Up 375,000 to 400,000)

•  Group Medicare Advantage: Up ~30,000 (no change)

•  Medicare stand-alone PDP: Down 700,000 to 750,000 (no change)

•  Group commercial medical: Down 60,000 to 80,000 (was Down 80,000 to 100,000)

• Group commercial medical membership includes fully-insured and ASO (self-insured).
Benefit ratios	Retail segment	86.4% to 87.4% (was 86.6% to 87.6%)	• Ratio calculation: benefits expense as a percent of premium revenues

	Group and Specialty segment	81.3% to 81.8% (was 81.0% to 81.5%)

Consolidated operating cost ratio	10.7% to 11.5% (was 10.6% to 11.4%)		• Ratio calculation: operating costs excluding depreciation and amortization as a percent of revenues excluding investment income

In accordance with GAAP unless otherwise noted	Humana Inc. Full-Year 2019 Projections As of May 1, 2019		Comments
Segment results	Retail segment earnings	$1.925 billion to $2.125 billion (was $1.875 billion to $2.075 billion)	• No material impact to segment earnings anticipated from non-GAAP adjustments

	Group and Specialty segment earnings	$300 million to $350 million (no change)

	Healthcare Services Adjusted EBITDA	$1.00 billion to $1.05 billion (no change)

Effective tax rate	23.8% to 24.3% (was 23.3% to 23.8%)

Weighted average share count for diluted EPS	135.3 million to 136.3 million (no change)		• Includes impact of share repurchases already completed

Cash flows from operations	$2.5 billion to $2.9 billion (no change)

Capital expenditures	$725 million to $775 million (no change)

Humana Inc. – Rollforward of FY 2019 Guidance (published in 4Q18 earnings release) to FY 2019

Guidance as of May 1, 2019

Diluted earnings per common share (EPS)	GAAP EPS		Adjustments to GAAP		Adjusted EPS
FY 2019 guidance issued on February 6, 2019	~$	16.60 to $17.10	~$	0.40	~$	17.00 to $17.50
Changes in projected operating performance:
Retail segment		0.28		—		$0.28
Put/call valuation adjustments associated with 40% minority ownership in Kindred at Home		(0.22)		0.22		—
Other		(0.15)		—		(0.15)
FY 2019 guidance issued on May 1, 2019	~$	16.63 to $16.88	~$	0.62	~$	17.25 to $17.50

Humana Inc.

Statistical Schedules

And

Supplementary Information

1Q19 Earnings Release

Humana Inc.

Statistical Schedules and Supplementary Information

1Q19 Earnings Release

Contents

Consolidated Financial Statements
1. Consolidated Statements of Income	S-3
2. Consolidated Balance Sheets	S-4
3. Consolidated Statements of Cash Flows	S-5
Operating Results Detail
4. Consolidating Statements of Income - Quarter	S-6 -S-7
5. Ending Membership Detail	S-8
6. Premiums and Services Revenue Detail	S-9
7. Healthcare Services Segment Metrics	S-10 -S-11
Balance Sheet Detail
8. Benefits Payable Detail and Statistics	S-12 -S-13
Footnotes	S-14

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	For the three months ended March 31,		Dollar	Percentage
	2019	2018	Change	Change
Revenues:
Premiums	$15,651	$13,811	$1,840	13.3%
Services	355	327	28	8.6%
Investment income	101	141	(40)	-28.4%

Total revenues	16,107	14,279	1,828	12.8%

Operating expenses:
Benefits	13,493	11,670	1,823	15.6%
Operating costs	1,660	1,749	(89)	-5.1%
Depreciation and amortization	107	100	7	7.0%

Total operating expenses	15,260	13,519	1,741	12.9%

Income from operations	847	760	87	11.4%
Interest expense	62	53	9	17.0%
Other expense, net (A)	39	—	39	n/a

Income before income taxes and equity in net earnings	746	707	39	5.5%
Provision for income taxes	183	216	(33)	-15.3%
Equity in net earnings of Kindred at Home (B)	3	—	3	n/a

Net income	$566	$491	$75	15.3%

Basic earnings per common share	$4.18	$3.56	$0.62	17.4%
Diluted earnings per common share	$4.16	$3.53	$0.63	17.8%
Shares used in computing basic earnings per common share (000’s)	135,382	137,903
Shares used in computing diluted earnings per common share (000’s)	135,962	138,830

Humana Inc.

Consolidated Balance Sheets

Dollars in millions, except share amounts

	March 31,	December 31,	Sequential Change
	2019	2018	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$3,877	$2,343
Investment securities	9,876	10,026
Receivables, net	1,955	1,015
Other current assets	3,965	3,564

Total current assets	19,673	16,948	$2,725	16.1%
Property and equipment, net	1,754	1,735
Long-term investment securities	422	411
Goodwill	3,897	3,897
Equity method investment in Kindred at Home	1,048	1,047
Other long-term assets	1,555	1,375

Total assets	$28,349	$25,413	$2,936	11.6%

Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	$6,024	$4,862
Trade accounts payable and accrued expenses	3,719	3,067
Book overdraft	154	171
Unearned revenues	312	283
Short-term debt	1,718	1,694

Total current liabilities	11,927	10,077	$1,850	18.4%
Long-term debt	4,376	4,375
Future policy benefits payable	213	219
Other long-term liabilities	992	581

Total liabilities	17,508	15,252	$2,256	14.8%

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 198,594,841 issued at March 31, 2019	33	33
Capital in excess of par value	2,722	2,535
Retained earnings	15,563	15,072
Accumulated other comprehensive loss	(10)	(159)
Treasury stock, at cost, 63,559,823 shares at March 31, 2019	(7,467)	(7,320)

Total stockholders’ equity	10,841	10,161	$680	6.7%

Total liabilities and stockholders’ equity	$28,349	$25,413	$2,936	11.6%

Debt-to-total capitalization ratio	36.0%	37.4%
Return on Invested Capital (ROIC) based on Net Operating Profit After Tax (NOPAT)—trailing 12 months	11.7%	11.9%

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	For the three months ended March 31,		Dollar	Percentage
	2019	2018	Change	Change
Cash flows from operating activities
Net income	$566	$491
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	118	109
Amortization	18	30
Net realized capital loss (gain)	2	(29)
Equity in net earnings of Kindred at Home	(3)	—
Stock-based compensation	33	35
(Benefit) provision for deferred income taxes	(21)	83
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(940)	(422)
Other assets	(102)	(1,164)
Benefits payable	1,162	293
Other liabilities	16	885
Unearned revenues	29	3,328
Other, net	18	47

Net cash provided by operating activities	896	3,686	($2,790)	-75.7%

Cash flows from investing activities
Acquisitions, net of cash acquired	—	(169)
Purchases of property and equipment	(139)	(134)
Purchases of investment securities	(2,175)	(1,711)
Maturities of investment securities	397	217
Proceeds from sales of investment securities	2,062	1,392

Net cash provided by (used in) investing activities	145	(405)	$550	135.8%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	554	1,401
Proceeds from issuance of commercial paper, net	17	245
Change in book overdraft	(17)	(17)
Common stock repurchases	(10)	(51)
Dividends paid	(68)	(57)
Proceeds from stock option exercises and other	17	11

Net cash provided by financing activities	493	1,532	($1,039)	-67.8%

Increase in cash and cash equivalents	1,534	4,813
Cash and cash equivalents at beginning of period	2,343	4,042

Cash and cash equivalents at end of period	$3,877	$8,855

Humana Inc.

Consolidating Statements of Income—For the three months ended March 31, 2019 (C)

In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers
Premiums:
Individual Medicare Advantage	$10,709	$—	$—	$—	$10,709
Group Medicare Advantage	1,632	—	—	—	1,632
Medicare stand-alone PDP	809	—	—	—	809

Total Medicare	13,150	—	—	—	13,150

Fully-insured	140	1,311	—	—	1,451
Specialty	—	373	—	—	373
Medicaid and other (D)	677	—	—	—	677

Total premiums	13,967	1,684	—	—	15,651

Services revenue:
Provider	—	—	120	—	120
ASO and other (E)	5	194	—	—	199
Pharmacy	—	—	36	—	36

Total services revenue	5	194	156	—	355

Total revenues—external customers	13,972	1,878	156	—	16,006

Intersegment revenues
Services	—	4	4,306	(4,310)	—
Products	—	—	1,636	(1,636)	—

Total intersegment revenues	—	4	5,942	(5,946)	—

Investment income	41	5	—	55	101

Total revenues	14,013	1,887	6,098	(5,891)	16,107

Operating expenses:
Benefits	12,327	1,287	—	(121)	13,493
Operating costs	1,148	413	5,888	(5,789)	1,660
Depreciation and amortization	73	22	38	(26)	107

Total operating expenses	13,548	1,722	5,926	(5,936)	15,260

Income from operations	465	165	172	45	847
Interest expense	—	—	—	62	62
Other expense, net (A)	—	—	—	39	39

Income (loss) before income taxes and equity in net earnings	465	165	172	(56)	746

Equity in net earnings of Kindred at Home (B)	—	—	3	—	3

Segment earnings (loss)	$465	$165	$175	$(56)	$749

Benefit ratio	88.3%	76.4%			86.2%
Operating cost ratio	8.2%	21.9%	96.6%		10.4%

Humana Inc.

Consolidating Statements of Income—For the three months ended March 31, 2018

In millions

	Retail	Group and Specialty	Healthcare Services	Individual Commercial	Other Businesses	Eliminations/ Corporate	Consolidated
Revenues—external customers
Premiums:
Individual Medicare Advantage	$8,970	$—	$—	$—	$—	$—	$8,970
Group Medicare Advantage	1,524	—	—	—	—	—	1,524
Medicare stand-alone PDP	896	—	—	—	—	—	896

Total Medicare	11,390	—	—	—	—	—	11,390

Fully-insured	125	1,392	—	(5)	—	—	1,512
Specialty	—	347	—	—	—	—	347
Medicaid and other (D)	553	—	—	—	9	—	562

Total premiums	12,068	1,739	—	(5)	9	—	13,811

Services revenue:
Provider	—	—	65	—	—	—	65
ASO and other (E)	2	219	—	—	2	—	223
Pharmacy	—	—	39	—	—	—	39

Total services revenue	2	219	104	—	2	—	327

Total revenues—external customers	12,070	1,958	104	(5)	11	—	14,138

Intersegment revenues
Services	—	5	4,018	—	—	(4,023)	—
Products	—	—	1,535	—	—	(1,535)	—

Total intersegment revenues	—	5	5,553	—	—	(5,558)	—

Investment income	37	7	6	—	35	56	141

Total revenues	12,107	1,970	5,663	(5)	46	(5,502)	14,279

Operating expenses:
Benefits	10,552	1,273	—	(60)	26	(121)	11,670
Operating costs	1,222	463	5,441	2	2	(5,381)	1,749
Depreciation and amortization	66	23	49	—	—	(38)	100

Total operating expenses	11,840	1,759	5,490	(58)	28	(5,540)	13,519

Income from operations	267	211	173	53	18	38	760
Interest expense	—	—	—	—	—	53	53

Income (loss) before income taxes and equity in net earnings	267	211	173	53	18	(15)	707

Equity in net earnings of Kindred at Home (B)	—	—	—	—	—	—	—

Segment earnings (loss)	$267	$211	$173	$53	$18	$(15)	$707

Benefit ratio	87.4%	73.2%					84.5%
Operating cost ratio	10.1%	23.6%	96.2%				12.4%

Humana Inc.

Ending Membership Detail

In thousands

				Year-over-Year Change			Sequential Change
	March 31, 2019	Average 1Q19	March 31, 2018	Amount	Percent	December 31, 2018	Amount	Percent
Medical Membership:
Retail
Individual Medicare Advantage	3,433.3	3,419.6	3,018.5	414.8	13.7%	3,064.0	369.3	12.1%
Group Medicare Advantage	517.9	517.6	492.7	25.2	5.1%	497.8	20.1	4.0%
Medicare stand-alone PDP	4,448.4	4,487.7	5,042.1	(593.7)	-11.8%	5,004.3	(555.9)	-11.1%

Total Medicare	8,399.6	8,424.9	8,553.3	(153.7)	-1.8%	8,566.1	(166.5)	-1.9%

State-based contracts (F)	461.3	439.3	336.0	125.3	37.3%	341.1	120.2	35.2%
Medicare Supplement	267.3	265.2	238.7	28.6	12.0%	254.3	13.0	5.1%

Total Retail	9,128.2	9,129.4	9,128.0	0.2	0.0%	9,161.5	(33.3)	-0.4%

Group and Specialty
Fully-insured commercial medical	958.2	962.9	1,075.1	(116.9)	-10.9%	1,004.7	(46.5)	-4.6%
ASO commercial	478.6	473.0	452.6	26.0	5.7%	481.9	(3.3)	-0.7%
Military services	5,942.5	5,949.2	5,931.1	11.4	0.2%	5,928.6	13.9	0.2%

Total Group and Specialty	7,379.3	7,385.1	7,458.8	(79.5)	-1.1%	7,415.2	(35.9)	-0.5%

Other Businesses
Long-term care	—	—	29.5	(29.5)	-100.0%	—	—

Total Other Businesses	—	—	29.5	(29.5)	-100.0%	—	—

Total Medical Membership	16,507.5	16,514.5	16,616.3	(108.8)	-0.7%	16,576.7	(69.2)	-0.4%

Specialty Membership (included in Group and Specialty segment):
Dental—fully-insured	2,733.4	2,732.1	2,843.7	(110.3)	-3.9%	2,834.8	(101.4)	-3.6%
Dental—ASO	611.5	611.5	636.6	(25.1)	-3.9%	637.0	(25.5)	-4.0%
Vision	2,065.5	2,067.4	2,115.5	(50.0)	-2.4%	2,102.9	(37.4)	-1.8%
Other supplemental benefits (G)	424.8	429.7	1,143.1	(718.3)	-62.8%	497.6	(72.8)	-14.6%

Total Specialty Membership	5,835.2	5,840.7	6,738.9	(903.7)	-13.4%	6,072.3	(237.1)	-3.9%

	March 31, 2019	Member Mix March 31, 2019	March 31, 2018	Member Mix March 31, 2018
Individual Medicare Advantage Membership
HMO	2,016.9	59%	1,762.5	58%
PPO	1,416.4	41%	1,256.0	42%

Total Individual Medicare Advantage	3,433.3	100%	3,018.5	100%

Individual Medicare Advantage Membership
Shared Risk (H)	1,024.7	30%	915.7	30%
Path to Risk (I)	1,198.6	35%	1,043.7	35%

Total Value-based	2,223.3	65%	1,959.4	65%
Other	1,210.0	35%	1,059.1	35%

Total Individual Medicare Advantage	3,433.3	100%	3,018.5	100%

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

	For the three months ended March 31,		Dollar	Percentage	Per Member per Month (K) For the three months ended March 31,
	2019	2018	Change	Change	2019	2018
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$10,709	$8,970	$1,739	19.4%	$1,044	$990
Group Medicare Advantage	1,632	1,524	108	7.1%	1,051	1,027
Medicare stand-alone PDP	809	896	(87)	-9.7%	60	59
State-based contracts (F)	677	553	124	22.4%	514	543
Medicare Supplement	140	125	15	12.0%	176	175
Other services	5	2	3	150.0%

Total Retail	13,972	12,070	1,902	15.8%

Group and Specialty
Fully-insured commercial medical	1,311	1,392	(81)	-5.8%	454	430
Specialty	373	347	26	7.5%	24	19
Commercial ASO & other services (E)	77	81	(4)	-4.9%
Military services (J)	121	143	(22)	-15.4%

Total Group and Specialty	1,882	1,963	(81)	-4.1%

Healthcare Services
Pharmacy solutions	5,233	5,034	199	4.0%
Provider services	678	399	279	69.9%
Clinical programs	187	224	(37)	-16.5%

Total Healthcare Services	6,098	5,657	441	7.8%

Humana Inc.

Healthcare Services Segment Metrics

	March 31, 2019	March 31, 2018	Difference		December 31, 2018	Difference
Primary Care Providers:
Shared Risk (H)
Owned / JV	1,500	1,500	—	0.0%	1,600	(100)	-6.3%
Contracted	17,300	13,900	3,400	24.5%	15,000	2,300	15.3%
Path to Risk (I)	38,800	35,600	3,200	9.0%	36,800	2,000	5.4%

Total Value-based	57,600	51,000	6,600	12.9%	53,400	4,200	7.9%

Care Management Statistics:
Members enrolled in a Humana chronic care management program (L)	834,700	752,400	82,300	10.9%	716,000	118,700	16.6%
Number of high-risk discharges enrolled in a post-discharge care management program (M)	74,600	76,100	(1,500)	-2.0%	64,000	10,600	16.6%

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	For the three months ended March 31, 2019	For the three months ended March 31, 2018	Year-over-Year Difference		For the three months ended December 31, 2018	Sequential Difference
Pharmacy:
Generic Dispense Rate
Retail	91.8%	91.6%	0.2%		91.6%	0.2%
Group and Specialty	87.5%	87.3%	0.2%		86.6%	0.9%
Mail-Order Penetration
Retail	28.5%	29.4%	-0.9%		29.0%	-0.5%
Group and Specialty	6.2%	6.4%	-0.2%		6.3%	-0.1%

			Difference	Percentage Change		Difference	Percentage Change
Script volume (N)	110,100	108,100	2,000	1.9%	112,000	(1,900)	-1.7%

Humana Inc.

Detail of Benefits Payable Balance and Year-to-Date Changes

Dollars in millions

	For the three months ended March 31, 2019	For the three months ended March 31, 2018	For the year ended December 31, 2018
Year-to-date changes in benefits payable, excluding military services
Balances at January 1	$4,862	$4,668	$4,668
Less: Reinsurance recoverables (O)	(95)	(70)	(70)

Beginning balance, net of reinsurance recoverable	4,767	4,598	4,598
Incurred related to:
Current year	13,760	11,947	46,385
Prior years (P)	(267)	(267)	(503)

Total incurred	13,493	11,680	45,882

Paid related to:
Current year	(8,725)	(7,775)	(41,736)
Prior years	(3,595)	(3,619)	(3,977)

Total paid	(12,320)	(11,394)	(45,713)

Reinsurance recoverables (O)	84	77	95

Ending balance	$6,024	$4,961	$4,862

	For the three months ended March 31, 2019	For the three months ended March 31, 2018	For the year ended December 31, 2018
Summary of Consolidated Benefit Expense:
Total benefit expense incurred, per above	$13,493	$11,680	$45,882
Future policy benefit expense (Q)	—	(10)	—

Consolidated Benefit Expense	$13,493	$11,670	$45,882

Humana Inc.

Benefits Payable Statistics (Continued) (R)

Days in Claims Payable

Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change
3/31/2018	38.3	0.5	1.3%
6/30/2018	40.1	(0.3)	-0.7%
9/30/2018	41.1	(1.8)	-4.2%
12/31/2018	39.1	(1.3)	-3.2%

3/31/2019	40.2	1.9	5.0%

Change in Days in Claims Payable (S)	1Q 2019	1Q 2018	4Q 2018	Last Twelve Months
DCP—beginning of period	39.1	40.4	41.1	38.3
Components of change in DCP:
Provider accruals (T)	1.0	(0.5)	(0.8)	0.3
Medical fee-for-service, excluding Individual Commercial (U)	(0.8)	(0.7)	0.3	1.1
Individual Commercial (V)	—	(0.6)	—	(0.1)
Pharmacy (W)	—	(0.9)	0.8	1.0
Processed claims inventory (X)	1.1	0.5	(2.0)	0.2
Other (Y)	(0.2)	0.1	(0.3)	(0.6)

DCP—end of period	40.2	38.3	39.1	40.2

Total change from beginning of period	1.1	(2.1)	(2.0)	1.9

Humana Inc.

Footnotes to Statistical Schedules and Supplementary Information

1Q19 Earnings Release

(A)	Put/call valuation adjustments associated with Humana’s 40% minority interest ownership in Kindred at Home.
(B)	Net earnings associated with the company’s 40% minority interest ownership in Kindred at Home.
(C)

Humana exited the individual commercial fully-insured medical health insurance business beginning January 1, 2018, as well as exited certain other business, and therefore no longer report separately the Individual Commercial segment and the Other Businesses category in 2019.

(D)	The Medicaid and other category includes premiums associated with the company’s Medicaid business, as well as the closed block of long-term care insurance policies in 2018.
(E)	The ASO and other category is primarily comprised of Administrative Services Only (ASO) fees and other ancillary services fees, including military services unless separately disclosed.
(F)	Includes Medicaid Temporary Assistance for Needy Families (TANF), dual-eligible demonstration, and Long-Term Support Services (LTSS) from state-based contracts.
(G)	Other supplemental benefits primarily include group life policies.
(H)

In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing. For these capitated Shared Risk arrangements, the company generally agrees to payment rates that target a benefit expense ratio. The result is a high level of engagement on the part of the provider.

(I)

A Path to Risk provider is one who has a high level of engagement and participates in one of Humana’s pay-for-performance programs (Model Practice or Medical Home) or has a risk contract in place with a trigger (future date or membership threshold) which has not yet been met. In addition to earning incentives, these providers may also have a shared savings component by which they can share in achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense target.

(J)	The amounts primarily reflect services revenues under the TRICARE East Region contract which generally are contracted on a per-member basis.
(K)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(L)

Includes Medicare Advantage (including Special Needs Plans (SNP)) and dual-eligible demonstration program members enrolled in one of Humana’s chronic care programs. These members may be enrolled in Humana At Home Chronic Care Program (HCCP), Humana At Home Remote Monitoring, or an Advance Illness Support program. Members included in these programs may not be unique to each program since members have the ability to enroll in multiple programs. In addition, the members in the HCCP program may receive varying levels of care management based on their health status and needs, ranging from active care management to ongoing monitoring.

(M)

Reflects discharges enrolled in Humana’s 30-day care management services, which supports members after they are discharged home from a hospital or other facility. The program is aimed at individuals at high-risk for re-hospitalization. Care managers visit and call members at home to ensure they have and understand correct prescriptions, their doctors are informed about members’ changed status, and that members are either self-managing adequately or are referred to appropriate ongoing services.

(N)	Script volume is presented on an adjusted 30-day equivalent basis. This includes all scripts processed by the Humana pharmacy benefit manager (PBM).
(O)	Represents reinsurance recoverables associated with the company’s state-based Medicaid contract in Kentucky.
(P)

Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company’s estimate of medical claim reserves during the quarter.

(Q)

Future policy benefit expense has a related liability classified as a long-term liability on the balance sheet. Prior year amounts reflect the release of reserves for future policy benefits as individual medical members transitioned to plans compliant with the Affordable Care Act.

(R)

A common metric for monitoring benefits payable levels relative to benefits expense is days in claims payable (DCP). The company calculates DCP using the quarterly reported benefits expense and benefits payable balances as presented within the company’s consolidated financial statements.

(S)

DCP fluctuates due to a number of factors, the more significant of which are detailed in this rollforward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding medical claims reserve recorded upon enrollment later in the quarter.

(T)	Provider accruals represent portions of capitation payments set aside to pay future settlements for capitated providers. Related settlements generally happen over a 12-month period.
(U)	Represents medical and specialty claims incurred but not reported (IBNR) for non-pharmacy fully-insured products and excludes the impact of the Individual Commercial segment.
(V)	Represents Individual Commercial medical IBNR (on-exchange, off-exchange, and legacy).
(W)

Represents pharmacy claims expense including payments to the company’s pharmacy benefit manager for prescription drugs filled on behalf of Humana’s members, as well as government subsidized programs from Medicare Part D such as low income cost and reinsurance subsidies, as well as coverage gap discount programs.

(X)

Includes processed claims that are in the post claim adjudication process, which consists of operating functions such as audit, check batching and check handling. These claims are included in IBNR lags, but have not yet been mailed or released from Humana.

(Y)

Includes non-lagged reserves such as ASO stop loss, life reserves, and accidental death and dismemberment/accident and health. Also includes an explicit provision for uncertainty (also called a provision for adverse deviation) intended to ensure the unpaid claim liabilities are adequate under moderately adverse conditions.